EXHIBIT 10.1

www.efinancialcareers.com

eFinancialCareers Limited

Head Office

Stapleton House

29-33 Scrullon Street

London

EC2A 4HU

Switchboard

+44(0)20 7309 777

Fax

+44(0)20 426 3330

Registered in England

No. 04123257

20 June 2005

John Benson

Dear John

I am writing to set out the proposed terms of your employment with eFinancialCareers Limited (“the Company”) following our discussions. I should mention that the definitions of some of the words and expressions used in this letter are in paragraph 14 and Schedule 1.

1.	Position and Location

You will be employed as Chief Executive for eFinancialCareers Limited, or in such other capacity of a like status as the Company may require. Your responsibilities and objectives will be as agreed from time to time. You will be based at the Company’s London Head Office from time to time traveling to other locations in the United Kingdom and overseas as reasonably required in the performance of your duties. You will also be a Director of eFinancialGroup Limited (which, together with its subsidiaries, is referred to as “the Group”).

2.	Commencement and Period of Employment

Your period of continuous employment with the Company began on 9 August 1999 and will continue until either party gives to the other six months’ written notice to terminate your employment.

3.	Hours of Work and Duties

3.1	You will be required to work during normal business hours 5 days per week Monday to Friday, and such other hours as may be reasonably necessary for the proper performance of your duties for the Company.

3.2	You are to devote the whole of your working time to the business of the Company, unless prevented by ill health or injury. You may not (without the prior written consent of the Group Chief Executive) accept any other appointment. Without such consent you may also not be directly or indirectly engaged in, concerned with or financially interested in any other business, except through a holding for investment purposes only of not more than three per cent in any class of shares or securities in any company listed or dealt in on any recognised stock exchange. You may not undertake any paid work in your spare time without the prior written approval of the Group Chief Executive, who will need to be satisfied that this will not affect the performance of your duties.

3.3.1	You will perform such duties for the Company and exercise such powers as the Board or the Group Chief Executive may require. Those duties are to be carried out loyally, diligently and in accordance with the directions of the Board of the Company, the Board of the Group or the Group Chief Executive. You should keep them properly informed about the business of the Company and promote and protect the interests of the Company, and the Group, not knowingly or deliberately doing anything which is to the detriment of the Group.

3.4	You agree to the Group holding and processing, both electronically and manually, the data which it collects relating to you in connection with your employment for the purpose of its business, administering and managing its employees, and complying with applicable laws, regulations and procedures.

4.	Salary and Expenses

4.1	You will be paid a salary at the equivalent of £117,500 per annum, with effect from 1 April 2005. Your salary will accrue from day to day and will be paid by equal installments in arrears and normally on the last day of each month, subject to such deductions as are required by law or under the terms of your employment.

4.2	You will be entitled, on production of satisfactory evidence of expenditure, to be reimbursed for reasonable out-of-pocket expenses wholly and properly incurred by you in the performance of your duties. Any credit card supplied to you by the Company or the Group may only be used for expenses incurred by you in the performance of those duties.

4.3	The Group may withhold the payment of any money owing or due to be paid to you if you are in breach of the terms of this Agreement and may withhold or deduct any money owing or due to be paid by you to it under this Agreement or otherwise from any money owing or due to be paid to you.

5.	Ill Health and Injury

5.1	If you are unable to perform your duties as a result of ill health or injury, you will be entitled, for so long as your employment continues, to your salary during any period of incapacity of not more than 30 days (whether consecutive or not) in any period of 52 consecutive weeks. The payment of such salary will be subject to the production of satisfactory evidence from a registered medical practitioner in respect of any period of absence of more than seven consecutive days and will include any statutory sick pay and other social security benefits to which you are or may be entitled. Your qualifying days for statutory sick pay are Monday to Friday.

5.2	You will promptly inform the Group Chief Executive if you are unable to perform your duties as a result of ill health or injury caused by a third party and for which compensation may be recoverable. In return for the Company continuing to pay your salary and to provide other benefits during your employment, you will take such action as the Company may reasonably request to pursue a claim against such third party, in order to recover for the benefit of the Company the costs of continuing your employment. You will keep the Company regularly informed of the progress of any claim, provide such information about it as the Company may from time to time reasonably require, and will immediately notify the Company in writing of the compromise, settlement, award or judgment. You will, if you are asked to do so, refund to the Company the lesser of the amount recovered by you (after deducting any related costs borne by you) and the aggregate cost of the salary and other benefits paid to you during your ill health or injury and will hold these proceeds on trust for the Company to apply them in repayment of this obligation.

5.3.1

You will from time to time upon request submit yourself to a medical examination at the Company’s expense by a suitably qualified person of the Company’s choice, if you are unable to perform your duties for the Group as a result of ill health or injury. If that person is unable to confirm that you are fit to pertain your dirties or if there are factors which such person considers are relevant to the performance of those duties, you will co-operate in ensuring the prompt delivery of all relevant medical reports to the Company and will allow the Company access to any relevant medical report which has been prepared by a medical practitioner responsible for your clinical care.

6.	Holidays

In addition to normal public holidays, you will be entitled to 25 working days’ paid holiday in each calendar year, with no more than 10 working days being taken at any one time except with the consent of the Group Chief Executive. This entitlement accrues pro rata throughout each year. Your holidays are to be taken as agreed with the Group Chief Executive, after your having given at least one month’s prior notice. The Company may require you to take your holiday during your notice period or during the period when you are not required to work pursuant to paragraph 10.3. Any holiday not taken at the end of each calendar year will lapse and no payment in lieu of any unused entitlement will be made. On the termination of your employment (except by reason of paragraph 10.1) you will be entitled to a day’s salary for each day of holiday accrued but not taken in the year of departure. If you have taken excess holiday the Company may deduct a day’s salary for each excess day from any monies owed to you.

7.	Confidentiality and Company Property

7.1	During your employment you will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Group. This includes but is not limited to information and secrets relating to:

(a)	corporate and marketing strategy, business development and plans, sales reports, circulation figures and research results;

(b)	business methods and processes, technical information and know-how relating to the Group’s business and which is not available to the public generally, including inventions, designs, programmes, techniques, database systems, formulae and ideas;

(c)	business contacts, lists of customers and suppliers and details of contracts with them and information on employees including their particular skills and areas of expertise and the terms of their employment;

(d)	stock levels, sales, expenditure levels and buying and pricing policies;

(e)	budgets, management accounts, trading statements and other financial reports;

(f)	any document marked “confidential” or any information not in the public domain the disclosure of which would put the Group at a competitive or legal disadvantage.

7.2	You may not during your employment (otherwise than in the proper performance of your duties and then only to those who need to know such information or secrets) or afterwards (otherwise than with the prior written consent of the Board or as required by law) use or disclose any confidential information of trade secrets concerning the business of the Group or in respect of which the Group may be bound by an obligation of confidence to any third party. You should also use your best endeavours to prevent the publication or disclosure of such information or secrets. These restrictions will not apply after your employment has terminated to information which has become available to the public generally, otherwise than through unauthorised disclosure.

7.3	All notes, memoranda and other records (including those stored on computer software) made by you during your employment and relating to the business of the Group belong to the Group and should promptly be handed over to the Group (or as it may direct) from time to time.

8.	Intellectual Property Rights

8.1	Any trade mark, design or other copyright work created by you during your employment with the Company (and whether or not in conjunction with a third party) in connection with, affecting or relating to the business of the Group or capable of being used or adapted for use in it must immediately be disclosed to the Group and will belong to the relevant company in the Group. You will not infringe any rights in such works and will notify the Group immediately of any circumstances where such rights may have been infringed.

8.2	You agree that you will at the Company’s expense and upon request (whether during or after the termination of your employment) execute such documents as may be necessary to implement the provisions of this paragraph 8 and vest all rights, title and interest in such property in the relevant company in the Group.

9.	Disciplinary and Grievance Procedure

9.1	You are expected to exhibit a high standard of propriety, integrity and efficiency in all your dealings with and in the name of the Company and/or the Group. You may be suspended with pay or required to take any accrued holiday entitlement during any disciplinary investigation which it may be necessary for the Company to undertake. If you are dissatisfied with any disciplinary decision, you may refer it to the Chairman of the Group, whose decision will be final.

9.2	If you have any grievance relating to your employment, you should refer it to the Group Chief Executive. If you are dissatisfied with this decision, you may refer the matter to the Chairman of the Group, whose decision will be final.

10.	Termination

10.1	The Company may, notwithstanding any other terms of your employment and irrespective of whether the grounds for termination arose before or after it began, at any time by notice in writing, terminate your employment with immediate effect:

(a)	if you have been unable to perform your duties by reason of ill health or injury for 30 days (whether consecutive or not) in any period of 52 consecutive weeks;

(b)	if you become of unsound mind, a patient for the purpose of any statute relating to mental health, a petition is presented or any order is made or any notice is issued convening a meeting for the purpose of passing a resolution for your bankruptcy or you become bankrupt or make any composition or enter into any deed of arrangement with your creditors generally;

(c)	if you are convicted of a criminal offence other than one which in the opinion of the Board does not affect your position as an employee of the Company, bearing in mind the nature of your duties and the capacity in which you are employed; or

(d)

if you are guilty of any serious default or misconduct in connection with or affecting the business of the Company, commit any serious or repeated breach of your obligations under your employment, are guilty of serious neglect or negligence in the performance of your duties or behave in a manner (whether on or off duty) which is likely to bring the Company into disrepute or which seriously impairs your ability to perform your duties.

10.2	Your employment will automatically cease without any notice being given on your 60th birthday.

10.3	If the Company wishes to terminate your employment or if you wish to leave its employment before the expiry of the notice in paragraph 2 and whether or not either party has given notice to the other under that paragraph, the Company may require you to perform duties not within your normal duties or special projects or may require you not to attend for work for the period of the notice being given under paragraph 2 or (if no such notice has been given) for a period equivalent to the notice period required to be given by you to terminate the contract. For so long as you are not required to work during such period, you will remain an employee of the Company. You will continue to receive your salary and other contractual entitlements and to be bound by all the terms of this Agreement. You will not directly or indirectly work for any person, have any contact with any customer of the Company or, for business purposes, any such employee without the prior written agreement of the Board.

10.4	On the termination of your employment you will hand over to the Company all property (including company credit cards and keys) belonging to the Company or relating to its business, which may be in your possession or under your control and without you or anyone on your behalf keeping copies of any reproduceable items and without having downloaded any information stored on any computer disk.

10.5	After the termination of your employment you will not at any time make any untrue or misleading statement about the Company or the Group or their officers or employees or represent yourself as being after such termination employed by or connected with the Company or the Group.

11.	Restrictive Covenants

11.1	During your employment and for the periods set out below after its termination less any period during which you are not required to attend for work pursuant to paragraph 10.3, you will not (except with prior written consent of the Board) directly or indirectly do or attempt to do any of the following:

(a)	for 9 months undertake, carry on or be employed, engaged or interested in any capacity in either any business which is competitive with or similar to a Relevant Business within the Territory, or any business an objective or anticipated result of which is to compete with a Relevant Business within the Territory;

(b)	for 9 months entice, induce or encourage a Customer to transfer or remove custom from the Company or any Associated Company;

(c)	for 9 months solicit or accept business from a Customer for the supply of Competitive Services;

(d)	for 9 months entice, induce or encourage an Employee to leave or seek to leave his or her position with the Company or any Associated Company for the purpose of being involved in or concerned with either the supply of Competitive Services or a business which competes with or is similar to a Relevant Business or which plans to compete with a Relevant Business, regardless of whether or not that Employee acts in breach of his or her contract of employment with the Company or any Associated Company by so doing and regardless of whether the Relevant Business is within or outside the Territory.

11.2	For the purpose of this paragraph 11:

(a)	“Customer” means a person:

(i)	who at any time during the Relevant Period was a customer or client of the Company or any Associated Company (whether or not goods or services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company or any Associated Company was actively and directly seeking to supply goods or services, in either case for the purpose of a Relevant Business; and

(ii)	with whom you or an Employee in a Relevant Business reporting directly to you had dealings at any time during the Relevant Period or were in possession of confidential information about such customer or client in the performance of their duties to the Company or any Associated Company.

(b)	“Competitive Services” means goods or services identical or similar to or competitive with those which at the expiry of the Relevant Period the Company or any Associated Company was supplying or negotiating or actively and directly seeking to supply to a Customer for the purpose of a Relevant Business;

(c)	“Relevant Business” means the business of the Company or any Associated Company in which, pursuant to your duties, you were materially involved at any time during the Relevant Period.

(d)	“Territory” means England, Wales, Scotland and any other country or state in which life Company or any Associated Company is operating or planning to operate at the expiry of the Relevant Period. A business of the Company or any Associated Company will be operating within the Territory at the expiry of the Relevant Period if Relevant Services have been supplied during the Relevant Period. A business will be within the Territory if either any such business in which you are to be involved is located or to be located within the Territory or it is conducted or to be conducted wholly or partly within the Territory;

(e)	“Employee” means a person who is employed by or who renders services to the Company or any Associated Company in a Relevant Business in an advertising or managerial or marketing or sales or distribution or senior capacity and/or who has responsibility for or influence over customers or advertisers or who is in possession of confidential information about such customers or advertisers and who in either case was so employed or so rendered services during the period of 12 months ending on the last day on which you actively worked under this Agreement for the Company or any Associated Company and who had dealings with you during that period.

(e)	“Relevant Period” means the period of twelve months ending on the last day of your employment or the period of your employment if shorter than twelve months.

11.3	Each sub-paragraph and part of such sub-paragraph of this paragraph 11 constitutes an entirely separate and independent restriction and does not operate to limit any other obligation owed by you, whether that obligation is express or implied by law. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions.

11.4	You acknowledge that before entering into this Agreement you had the opportunity to obtain legal advice and that each of the restrictions in this paragraph 11 goes no further than is necessary for the protection of the Company’s and each Associated Company’s legitimate business interests.

11.5.	Before accepting any offer of employment either during your employment or during the continuance of the restrictions in this paragraph 11, you will immediately provide to the person making such offer a complete copy of this Clause 11 of the Agreement.

12.	Continuing Obligations

The termination of your employment will not affect the rights and remedies of either party against the other in respect of any previous breach of its provisions nor will it affect the continuing obligations of either party under any provision of your employment which applies after it has terminated.

13.	Notices

All notices and other communications relating to your employment will take effect if delivered, upon delivery; if posted, at the earlier of the time of delivery and (if posted in the United Kingdom by first class post) 10.00am on the second business day after posting; or, if sent by facsimile, when a complete and legible copy of the communication has been received.

14.	Interpretation

14.1	Definitions

In this letter the following words and phrases will have the meanings given below:-

“Associated Company”	any company which for the time being is:

(i) a holding company (as defined by Section 736 of the Companies Act 1985) of the Company;

(ii) a subsidiary (as defined by Section 736 of the Companies Act 1985) of the Company or of any holding company of the Company;

(iii) a company over which the Company has control within the meaning of Section 840 of the Income and Corporation Taxes Act 1988; or

(iv) a subsidiary undertaking as defined by Section 258 of the Companies Act 1985;

“Board”	the Board of Directors of the Company including any duly appointed committee or nominee of the Board;

“Company”	eFinancialCareers Limited

“day’s salary”	1/260th of your salary;

“Effective Date”	start/contract date, or the date upon which your notice period under your current contract of employment expires, if later;

“Group Chief Executive”	the Chief Executive from time to time of eFinancialGroup Limited or his nominee;

“salary”	the salary payable from time to lime under paragraph 4.1;

“termination”	the ending of your employment however it arises and irrespective of its cause of manner, other than (in relation to paragraph 11) its wrongful termination by the Company.

14.2	Construction

(a)	The provisions of Schedule 13, Part 1 of the Companies Act 1985 will apply in determining whether you have an interest in any shares or other securities.

(b)	References to acting directly or indirectly will include acting alone or jointly with or on behalf of or by means of another person and/or giving advice or providing services with a view to assisting another person.

(c)	References to a person will include an individual, firm, corporation and any other organisation however it is constituted and words denoting the singular shall include the plural and vice versa.

(d)	The paragraph headings have been added for convenience only and will not affect the construction of this Agreement.

15.	Miscellaneous

15.1	This Agreement replaces with Immediate effect all terms previously agreed between us.

15.2	The terms of this Agreement constitute the entire agreement between us and no variation or addition to it and no waiver of any provision will be effective unless in writing and signed by both parties.

15.3	You will be accepting the terms of this letter on the basis that the Company is agreeing to its terms for itself and for each other Associated Company, with the intention that each such Company will be entitled to enforce the terms of this letter against you.

15.4	The terms of this letter will be construed in accordance with English law and both parties irrevocably submit to the non-exclusive jurisdiction of the English Courts to settle any disputes which may arise in connection with your employment.

If you wish to accept the terms of this letter would you please sign and return the enclosed copy of this letter to me. In doing so, you will be confirming that you are not commuting yourself to us in breach of any agreement with any other person and that you will not be restricted or prevented from undertaking or performing your duties by any such agreement.

Yours sincerely

Angus MacDonald

Chief Executive

Accepted by		Date
John Benson